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                                                                    EXHIBIT 16.1





                                        April 2, 2003



Securities and Exchange Commission
Washington, D.C. 20549


We were previously the independent accountants for Algiers Resources, Inc., and on February 27, 2002, we reported on the financial statements of Algiers Resources, Inc. as of and for the two years ended December 31, 2001. On March 31, 2003, we were dismissed as independent accountants of Algiers Resources, Inc. We have read Algiers Resources, Inc.'s statements included under Item 4 of its Form 8-K for March 31, 2003, and we agree with such statements.



                                        SINGER LEWAK GREENBAUM & GOLDSTEIN LLP